UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 26, 2013

INTERCORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54012	27-2506234
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1615 South Congress Avenue - Suite 103 Delray Beach, FL 33445 (Address of principal executive offices) (zip code)

(561) 900-3709 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

                Item 1.01 Entry into a Material Definitive Agreement

                On various dates from April 26, 2013 through January 3, 2014, we borrowed an aggregate of $704,000 from FA Voight & Associates, LP ("Lender").  These loans accrue interest at 1.0% for the first six months and 1.5% for the following months until the amounts are repaid in full.  The amounts were originally due on May 1, 2014 and the terms of the arrangement allowed that maturity date to be extended for 90-day periods without penalty, which extensions were and continue to be granted.  In connection with the issuance of these loans, we granted to the Lender warrants to purchase 176,000 shares of our common stock at $2.00 per share, which warrants expire on May 1, 2017, which the Lender then designated to be issued to other parties.

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities.

As noted in Item 1.01 above, on various dates between April 26, 2013 and January 3, 2014, we issued warrants to purchase 176,000 shares of our common stock at $2.00 per share, which warrants expire on May 1, 2017, to parties as directed by the Lender. Based on the representations of the Lender, the issuance of the warrants was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as the Lender was accredited and sophisticated, familiar with our operations, and there was no solicitation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2015	InterCore, Inc.
a Delaware corporation
/s/ James F. Groelinger

By: James F. Groelinger
Its: Chief Executive Officer